UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2004

TREATY OAK BANCORP, INC.

(Exact name of registrant as specified in its charter)

Texas

(State or other jurisdiction of incorporation)

333-112325	20-0413144
(Commission File Number)	(IRS Employer Identification No.)

101 Westlake Drive Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 617-3600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 21, 2004, Sandra L. Ellsworth resigned her position as our chief financial officer, effective immediately.  Ms. Ellsworth continues to serve as our treasurer.  Also on December 21, 2004, we appointed Jeffrey L. Nash, our executive vice-president and a member of our board of directors, to the office of chief financial officer.  Mr. Nash will maintain his current offices with us and will continue to serve as president and chief executive officer of our wholly-owned banking subsidiary, Treaty Oak Bank.

Mr. Nash co-founded Treaty Oak Bancorp, has served as our executive vice president and as a director since inception and as our chief financial officer since December 2004, is the president and chief executive officer of the Bank, and is a director of the Bank. He has also been Executive Vice President and a director with Treaty Oak Holdings since April 2003 and its chief financial officer since December 2004 and a director with Treaty Oak Financial Holdings, Inc., since November 2003. Mr. Nash has more than 25 years of financial, operational, and leadership experience. From 1999 to January 2003, he served as President and led the turn-around of Addressing Your Needs, Inc. He was also an independent corporate consultant from June 2002 to January 2003. From 1996 to 1999 he was the chief operating officer of CSE Child Support Enforcement, now Supportkids, Inc. From 1991 to 1994 he was Chief Financial Officer and Chief Operating Officer of Select Marketing, Inc., which was acquired by Harte-Hanks Response Management in 1994, at which time he became Executive Vice President and General Manager, a position he held until 1996. He served as Executive Vice President, Chief Operating Officer, and President of Allied Bank North Austin (later First Interstate Bank of North Austin) from 1986 to 1991 and as Vice President and Section Manager at Texas Commerce Bank-Austin, N.A., from 1983 to 1986. Prior to that time he held financial positions with the Public Utility Commission of Texas and Tracor, Inc. Mr. Nash holds BBA and MBA degrees from the University of Texas at Austin and is active in Austin civic activities, most recently acting as Co-Chair of the 2001 United Way Capital Area Fund Drive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREATY OAK BANCORP, INC.
By:	/s/ Terry W. Hamann
Terry W. Hamann
President and Chief Executive Officer

Dated: December 28, 2004